Exhibit 10.27
AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 31st day of July, 2009, by and between Alpha Natural Resources Services, LLC (the “Company”) and Michael J. Quillen (“Executive”).

WHEREAS, the indirect parent company of the Company, Alpha Natural Resources, Inc. ("Alpha"), has entered into a Merger Agreement with Foundation Coal Holdings, Inc., dated May 11, 2009 (the "Merger Agreement), pursuant to which Alpha is to merge with and into Foundation (the "Merger"), with Foundation as the surviving corporation (the "Surviving Corporation");

WHEREAS, it is anticipated that the Merger will be finalized and effectuated in the future ("Closing") at a date and time not yet set ("Closing Date");

WHEREAS, the Merger Agreement contemplates that the Executive's position as Alpha's Chief Executive Officer will terminate at the effective time of the Merger;

WHEREAS, the Company employs Executive pursuant to the terms and conditions set forth in that certain Employment Agreement, dated as of January 1, 2003, between Executive and Alpha Natural Resources, LLC, that was assigned to the Company as of December 31, 2003, amended and restated March 31, 2004, further amended and restated as of January 28, 2005, further amended and restated as of January 1, 2006 and further amended and restated as of November 17, 2008 (as amended from time to time, the “Employment Agreement”) which provides for certain payments and benefits in the event that the Executive's employment is terminated under certain circumstances;

WHEREAS, the Executive and the Company acknowledge and agree that the termination of Executive's position as Chief Executive Officer would, except as provided in the following paragraph, give rise to Executive's involuntary termination without "Cause" (as defined in the Employment Agreement), with severance payments and benefits to be provided to Executive in accordance with the terms of the Executive's Employment Agreement, provided that the Executive executes and does not revoke a release of claims;

WHEREAS, pursuant to Section 1.4(c) of the Merger Agreement, the Surviving Corporation is to use commercially reasonable efforts to elect Executive as Chairman of the Board of Directors of the Surviving Corporation to assist the Surviving Corporation in connection with certain transitional matters; and

WHEREAS, the Company desires to terminate the Executive's position as Chief Executive Officer of Alpha effective upon the consummation of the Closing (“Date of Termination”) under the terms and conditions provided herein.

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Executive and the Company as follows:

1.           (a)           The Executive, for and in consideration of the commitments of the Company as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its present and future affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, attorneys and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's position with the Company as Alpha's Chief Executive Officer, any right to severance payments or benefits under Executive's Employment Agreement, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, The Family Medical Leave Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs; provided, however, that nothing contained herein shall be deemed to be a release of the obligations of the Company under this Agreement.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)           To the fullest extent permitted by law, and subject to the provisions of paragraph 9 and paragraph 11 below, the Executive represents and affirms that the Executive has not filed or caused to be filed on the Executive's behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Executive's knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Executive's behalf; and the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company's or any Releasee's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities.  In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company's counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice.  Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law.  Executive shall promptly inform the Company if called upon to testify.

(c)           Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.

(d)           The Company, Alpha and their successors and assigns ("Company Releasors"), for and in consideration of the commitments of Executive as set forth in this Agreement, and intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE Executive, his heirs, executors, administrators and assigns from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Company Releasors ever had, now have, or hereafter may have, whether known or unknown by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's position with the Company as Alpha's Chief Executive Officer, the terms and conditions of that employment relationship, and the termination of that employment relationship, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs; provided, however, that this release shall not include any claims or causes of action arising out of , based upon or attributable to (i) Executive's commission of any improper act from which he derived an improper personal benefit which act and benefit are not actually known to the Company as of the date it executes this Agreement and/or (ii) Executive's commission of any act of intentional misconduct, including any fraudulent act.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2.           In consideration of the Company's agreements as set forth in paragraph 4 herein, the Executive agrees to comply with the limitations described in Article 4 and Article 5 of the Employment Agreement which are expressly incorporated herein.

3.           The Executive further agrees that the Executive will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company or Releasees, including, but not limited to, on any matters relating to the operation or management of the Company or any Releasee, the Executive's position as Chief Executive Officer of Alpha and the termination of the Executive's position as Chief Executive Officer of Alpha, irrespective of the truthfulness or falsity of such statement.

4.           The Company agrees to pay or provide to or for the Executive the following payments and benefits:

(a)           Regardless of whether the Executive signs and does not revoke this Agreement, the Executive will receive the following.

i.
All base salary earned, accrued or owing to the Executive through the Date of Termination, payable with your final paycheck as Chief Executive Officer of Alpha in accordance with the Company's established payroll practices.

ii.
Reimbursement for all reasonable and customary expenses incurred by the Executive in performing services for the Company prior to the Date of Termination, in accordance with the Company's business expense reimbursement policies.

iii.
All vested amounts under the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan, as amended (the "Deferred Compensation Plan"), shall be paid in accordance with, and at such time as provided under, such plan's terms; provided, however, if the Executive continues in employment with the Surviving Corporation through December 31, 2009 as Chairman of the Board of Directors of the Surviving Corporation, the Executive will continue to participate in the Deferred Compensation Plan and accrue additional benefits in accordance with such plan's terms.

iv.
A payment equal to the amount of accrued, but unused, vacation time as of the Date of Termination, payable with your final paycheck as Chief Executive Officer of Alpha in accordance with the Company's established payroll practices and the Company's vacation policy.

(b)       Additionally, in consideration for the Executive's promises, as set forth herein, the Company agrees to pay or provide to or for the Executive the following payments and benefits provided Executive executes this Agreement without revocation:

i.	A lump sum cash payment in an amount of $2,815,000, less required withholdings.

ii.
The Executive shall continue to participate in Alpha's Annual Incentive Bonus Plan for calendar year 2009 and shall be entitled to receive a pro rata share of such bonus, based on the 2009 target bonus amount established for the Executive, for the portion of the 2009 calendar year that Executive remains employed with the Company, which amount will be paid, in all cases, within the “applicable 2½ month period” specified in Treas. Reg. Sec.1.409A-1(b)(4).

iii.
The Executive's rights under Alpha's 2005 Long-Term Incentive Plan will be as follows and, upon the closing of the Merger, the shares of Alpha common stock subject to such awards will be shares of common stock of the Surviving Corporation.

(A) Restricted Stock: The unvested portion of the following restricted stock awards will accelerate and vest as of the Date of Termination, subject to applicable withholding requirements in accordance with the terms of Alpha's 2005 Long-Term Incentive Plan:

1.	Restricted Stock Award for 75,000 shares granted on January 16, 2007;

2.	Restricted Stock Award for 3,051 shares granted on February 26, 2007;

3.	Restricted Stock Award for 34,290 shares granted on January 15, 2008; and

4.	Restricted Stock Award for 43,320 shares granted on January 7, 2009.

(B) Retention Plan Restricted Stock:  Executive will accelerate and vest in 15,042 shares of restricted stock granted to him on February 25, 2009 (which represents a pro rata portion of the total award (108,304 shares) based on the ratio of the number of complete months Executive was employed as Alpha's Chief Executive Officer during the vesting period to the total number of months in the vesting period), subject to applicable withholding requirements in accordance with the terms of the Alpha's 2005 Long-Term Incentive Plan, with the remaining unvested portion of such award to remain subject to the original terms and conditions of the restricted stock granted on February 25, 2009; provided, however, if the Executive continues in employment with the Surviving Corporation through December 31, 2009 as Chairman of the Board of Directors of the Surviving Corporation, the Executive will accelerate and vest in 15,042 additional shares of restricted stock granted to him on February 25, 2009 (which represents a pro rata portion of the total award (108,304 shares) based on the ratio of the number of complete months Executive was employed as Chairman of the Board of Directors of the Surviving Corporation during the vesting period to the total number of months in the vesting period), subject to applicable withholding requirements in accordance with the terms of Alpha's 2005 Long-Term Incentive Plan and the Alpha Board of Directors' approval of this Agreement shall constitute its approval that the forfeiture of the unvested balance of the award to the Surviving Corporation is intended to be exempt under Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(e) of such act.

(C) Performance Share Awards: The following performance share awards shall be deemed vested and will be paid in shares, if at all, to the extent an amount becomes earned and payable under, and subject to, the terms of such award and Alpha's 2005 Long-Term Incentive Plan after the end of the performance period (as set forth below):

1.	Performance Share Award for 75,000 shares (at a target award opportunity) granted on January 16, 2007 with a performance period of January 1, 2007 through December 31, 2009;

2.	Performance Share Award for 3,051 shares (at a target award opportunity) granted on February 26, 2007 with a performance period of January 1, 2007 through December 31, 2009;

3.	Performance Share Award for 34,290 shares (at a target award opportunity) granted on January 15, 2008 with a performance period of January 1, 2008 through December 31, 2010; and

4.	Performance Share Award for 64,980 shares (at a target award opportunity) granted January 7, 2009 with a performance period of January 1, 2009 through December 31, 2011.

(c)       Except as otherwise specifically provided in this Agreement, all cash payments and/or reimbursements to be made pursuant to paragraphs 4(a) and 4(b) of this Agreement shall be made by the Company to the Executive no later than 60 days after the Date of Termination.

(d)       Executive hereby acknowledges that Alpha, the Company and their respective subsidiaries do not maintain or sponsor pension plans such that Executive is not entitled to any payments under such plans.

(e)                 Following the Executive's termination of employment with the Surviving Corporation and to the extent permitted by law and the Company's benefit plans,  the Company shall maintain, or cause the Surviving Corporation to maintain, the Executive's paid coverage for health and dental insurance (through the payment of the Executive's COBRA premiums provided the Executive has timely elected COBRA continuation coverage) and life insurance benefits (through the reimbursement of Employee's premiums upon conversion to individual policy and subject to and in accordance with the limitations of paragraph 4(g)) until the first to occur of: (i) the Executive obtaining the age of 65, (ii) the date the Executive is provided by another employer benefits substantially comparable benefits, or (iii) with respect to the health and dental benefits, the expiration of the COBRA Continuation Period (as defined below).  During the applicable period of coverage, the Executive shall be entitled to benefits on substantially the same basis as would have otherwise been provided had the Executive not been terminated and the Company will have no obligation to pay any benefits to, or premiums on behalf of, the Executive after such period ends.  To the extent that such benefits are available under the Company's plans and the Executive had such coverage immediately prior to termination of employment, such continuation of benefits for the Executive shall also cover the Executive's dependents for so long as the Executive is receiving benefits under this paragraph.  The COBRA continuation period for medical and dental insurance under this paragraph shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.  For purposes of this Agreement, (1) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (2) "COBRA Continuation Period" shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18 month period.

(f)                 Following the end of the COBRA continuation period, in the event the Executive elects to enroll in the Company's Retiree Medical Benefit Plan in accordance with its terms, health insurance benefits shall be provided solely in accordance with the terms of such plan without further obligation by the Company.  If, however, the Executive is not able to enroll in the Retiree Medical Benefit Plan because the plan has been terminated, or has been modified to preclude the Executive's participation, then Company will reimburse the Executive for the actual and reasonable after-tax cost to the Executive of any individual health insurance policy obtained by the Executive, subject to and in accordance with the limitations of paragraph 4(g).

(g)       Subject to the provisions of paragraph 4(e), the Executive shall be entitled to reimbursement of life insurance premiums, and to the extent reimbursements are required for health and dental benefits as set forth in 4(f) above, in accordance with and subject to the following limitations and provisions: (i) reimbursement will be available only to the extent such expense is actually incurred for any particular calendar year and reasonably substantiated; (ii) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; and (iii) no reimbursement will be provided for any expense incurred following the 24th month anniversary of the date of termination or for any expense which relates to insurance coverage after such date.  Notwithstanding the foregoing, no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year, and the right to this reimbursement is not subject to liquidation or exchange for another benefit.  Reimbursements of life insurance premiums shall be delayed for a period of six-months after the date of the Executive's termination of employment to the extent required by paragraph 14.

(h)       Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, those required by law, or pursuant to the terms of any compensatory arrangements agreed to between the Executive and the Board of Directors of the Surviving Corporation.

5.           In consideration for the Executive's promises, as set forth herein, the Company agrees to pay or provide to or for the Executive the payments and benefits described herein.  Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, those required by law, pursuant to the terms of any benefit plans which provide benefits or payments to former or present employees according to their terms or pursuant to the terms of any compensatory arrangements agreed to between the Executive and the Board of Directors of the Surviving Corporation.

6.           The Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for the Executive's acceptance and execution of, and in reliance upon the Executive's representations in, this Agreement.  The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims against the Releasees, the Executive would not have been entitled to all of the payments and benefits set forth herein.

7.           The Executive acknowledges and agrees that, except as expressly stated herein and for Article 6 and Sections 7.3 through 7.8 of the Employment Agreement, this Agreement supersedes and replaces the Employment Agreement and any other agreement Executive has with the Company or any Releasee.  To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and are not in direct conflict with the provisions in this Agreement, the terms in this Agreement shall not supersede, but shall be in addition to, any other such agreement.   Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of the Executive's Employment Agreement with the Company, or the terms of this Agreement.

8.           Subject to the provisions of paragraph 9 of this Agreement, the Executive agrees not to disclose the terms of this Agreement to anyone, except the Executive's spouse, attorney and, as necessary, tax/financial advisor.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9.           Nothing in this Agreement shall prohibit or restrict the Executive from:  (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

10.           The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

11.           The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in this Agreement or otherwise revoke this Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach or revocation.  Further, the Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys' fees and costs. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under this Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive hereunder, this Agreement shall be null and void and Executive shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys' fees and costs; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

12.           The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

13.           To the maximum extent permitted by the Company's operating agreement and law, the Company shall indemnify Executive in his current and former capacities as an officer, director or manager of Alpha and its subsidiaries and hold him harmless from any cost, attorneys' fees, expense or liability arising out of Executive's performing of services for Alpha and its subsidiaries. The Company further agrees that the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law against any and all taxes, interest or penalties imposed on the Executive with respect to any violation of Section 409A occurring in connection with any payment made by the Company to the Executive, including payments made pursuant to the Agreement or any employee benefit plan or other compensatory arrangement of the Company in which the Executive is a participant, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company and shall inure to the benefit of the Executive’s heirs, executors and administrators.  If a payment is required to be made by the Company to the Executive with respect to a violation of Section 409A, the Company shall make such payment no later than the end of the Executive's taxable year following the Executive's taxable year in which the Executive remits the related taxes.

14.           This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

15.           The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code ("Section 409A"), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(a)       For purposes of Section 409A, each payment shall be treated as a separate payment.  Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made within the applicable 2½ month period specified in Treas. Reg. Sec. 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. Sec. 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. Sec. 1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. Sec. 1.409A-1(b)(9)(iii).  The Executive shall have no right to designate the date of any payment under this Agreement.

(b)       With respect to payments subject to Section 409A of the Internal Revenue Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Internal Revenue Code.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Internal Revenue Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination of employment (or, if earlier, the death of the Executive).  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6) month anniversary of the date of termination of employment.

(c)       For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has separated from service with the Surviving Corporation and all of its controlled group members within the meaning of Section 409A of the Internal Revenue Code.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Internal Revenue Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1),(2) and (3) of the Internal Revenue Code and Treas. Reg. Sec. 1.414(c)-2.  Whether the Executive has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Internal Revenue Code.

(d)       Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company or, as applicable, the Surviving Corporation, may at any time (after consultation with the Executive) modify or amend the provisions of this Agreement or take any other action, to the extent necessary or advisable to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Internal Revenue Code, the regulations issued thereunder or an exception thereto.

16.           The parties agree that this Agreement shall be deemed to have been made and entered into in Abingdon, Virginia.  Jurisdiction and venue in any proceeding by the Company or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Virginia.

17.           The Executive certifies and acknowledges as follows:

(a)           That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive's employment relationship with the Company as Chief Executive Officer and the termination from that position; and

(b)           That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c)           That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d)           That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e)           That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f)           The Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

(g)           The parties agree that this Agreement was provided to Executive in excess of twenty-one (21) days in advance of the Closing Date to afford Executive the full 21 day consideration period to review this Agreement prior to the Closing.  This Agreement shall be null and void in its entirety if the Merger is not effectuated at a Closing.  A successful Closing is a condition precedent to this Agreement.

(h)           It is a condition precedent that this Agreement be executed in conjunction with the Closing and on the Closing Date to be effective.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Agreement this 31st day of July, 2009.

  /s/  Michael J. Quillen                                                                Witness:  /s/  Susan A. Reynolds
MICHAEL J. QUILLEN

ALPHA NATURAL RESOURCES SERVICES, LLC

By:  /s/  Vaughn R. Groves                                                                Witness:  /s/  Susan A. Reynolds
Name: Vaughn R. Groves

Title:  Executive Vice President